Exhibit 14.1





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement related to Money Market Obligations Trust (File number 333-128336) on Form N-14 of our report dated September 16, 2005, relating to the financial statements and financial highlights of Government Obligations Tax-Managed Fund, appearing in the Annual Report to Shareholders of Government Obligations Tax-Managed Fund for the year ended July 31, 2005, which is incorporated by reference in the Statement of Additional Information, which is part of this Registration Statement.


/s/ DELOITTE & TOUCH LLP
DELOITTE & TOUCHE LLP

Boston, Massachusetts
October 17, 2005